Exhibit  10.14

February 23, 2004

Surge Components Inc.
95 E. Jefryn Boulevard
Deer Park, NY 11729

Gentlemen:

Reference is made to the Cash Collateral Agreement in the principal amount of $200,000 dated December 4, 2003, executed by you (the "Cash Collateral Agreement").

This will confirm our agreement that the third sentence of paragraph two is hereby deleted, and the following is substituted in its place and stead:

"So long as the undersigned continues to pay and perform all of the Obligations in accordance with their terms, you shall credit any unapplied Subject Collateral monthly with interest at a rate equal to one half of one percent (.5%) below the JPMorgan Chase Bank N.A. prime rate in effect from time to time."

Except as hereinabove specifically set forth, the Cash Collateral Agreement shall continue unmodified.

Very truly yours,

ROSENTHAL & ROSENTHAL, INC.

By:	/s/ Ira Levy
Name: Ira Levy
Title: CEO

AGREED:

SURGE COMPONENTS INC.

/s/	James J. Occhiogrosso Senior Vice President
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